Exhibit 21.1

SUBSIDIARIES OF REDWIRE CORPORATION

Name	Jurisdiction of Formation

Deployable Space Systems Inc.	California

Oakman Aerospace, LLC	Colorado

Roccor, LLC	Colorado

Adcole Space, LLC	Delaware

In Space Group, Inc.	Delaware

Redwire Space, Inc.	Delaware